CONFIDENTIAL

                             Laser Technology, Inc.

                     Presentation to The Special Committee

                              Evaluation of Offers

                                February 24, 2003

Table of Contents                                               Page
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                                       2

The Offers

o  Received offers to purchase LTI from:

     -    The Williams Group

     -    Public Safety Equipment

o  Received offer from Richton International to invest $3.0 MM in LTI

o Decatur Electronics has not made a revised offer and is not expected to either.

                               The Williams Offer

o  Amended its offer as follows:

     - Increased offer for all non-cash assets and liabilities from $3.75MM to $4.75MM; when combined with Company's cash position of $4.1MM equates to total offer of $8.9MM.

     - Amended its 13D filing and offer to include Kama-Tech which owns 176,100 common shares; the Group collectively owns 1,654,427 shares, which is equal to approximately 30.2% of the outstanding shares.

     - Requires minimum dividend of $1.55 per share in scenario where LTI retains approx. $350,000 in cash (before deal expenses) and a shell to consummate an acquisition. Will also accept liquidating dividend of $1.60 per share.

     -    Other key elements:

             o   No financing contingency

             o   Complete due diligence within 10 days

                                   PSE Offer

o  Key elements:

     - Offer to purchase stock for $1.65 per share (including stock options) either through a merger or cash tender if insider group will agree in advance to tender their shares. Also willing to restructure offer as an asset purchase.

     - $1.65 offer equivalent to $9.1MM for Company and $5.0MM for non-cash assets and liabilities

     -    No financing contingency

     -    3-4 weeks to complete confirmatory due diligence

     - 60 day exclusivity period with break-up fee equal to reimbursement of expenses if Company accepts a Superior Bid

     - Conditioned upon execution of employment agreements with key personnel.

     - Requires receipt of all necessary consents and approvals (including the Bushnell Performance Optics licensing agreement and other material contracts)

     -    Requires final PSE Parent Company ( ) Board approval

                           Richton International Offer

o  Proposes to invest $3.0MM in LTI common stock as follows:

     - 650,000 shares of Class B common stock with super majority voting rights equal to 10 votes per share for $3.00 per share (=$2MM);

     - 825,000 shares of Class A common stock having one vote per share for $1.27 per share (=$1MM).

     - Pro forma for the investment, Richton would have a 64% voting interest and a 21% economic interest in the Company.

     - The 21% economic interest acquired for $3MM values the existing business, including the cash, at approximately $9MM which is approximately the same value as the other offers.

     - Requires 60 days to complete due diligence and wants exclusivity during such time.

                  Williams and Public Safety Offer Comparisons

                                          Williams Group                                    Public Safety
===================================================================================================================================
Offer for business                        $4.75MM plus required dividend of                 $1.65 per share including stock options
                                          $1.55/share, or $1.60 if Company
                                          elects not to retain shell.

Form                                      Purchase assets, assume all                       Prefer merger but will consider either
                                          liabilities and dividend proceeds                 a (a) cash tender if insider group will
                                                                                            agree to tender in advance or (b)
                                                                                            purchase of assets

Financing Contingency                     None                                              None

Due Dligence                              10 days                                           3-4 weeks

Exclusivity                               None                                              60 days, plus break-up fee equal to
                                                                                            reimbursement of expenses if
                                                                                            Superior Deal accepted after
                                                                                            execution of Letter of Intent

Other Conditions                          Def. Agreement                                    Def. Agreement
                                                                                            No material adverse change
                                                                                            No debt other than customary
                                                                                            Approval of Britax Board
                                                                                            Execution of employment agreements

Deadline                                                                                    Offer good until 2-24
===================================================================================================================================

                          Recent Financial Performance

   o Q1 '03 revenues were $400,000 less than budgeted but slightly ahead of last year's results.

   o    Jan '03 revenues were $530,000 vs. budget of $1.4MM.

   o The decline in revenues from budget of $1.3MM through the first four months of FY'03 causes concern over the ability of the Company to achieve the budgeted FY'03 revenue increase vs.r FY '02 of $2.5MM and the associated increase in adjusted EBITDA from $926,000 to $1.7MM.

Q2 '03 Results and Forecast
                                                   Actual    Budget
                                                   Jan       Jan
                                                   2003      2003       Change
===============================================================================

Revenues:
---------

  Traffic                                          $238       $902     ($664)
  Survey                                             91        360      (268)
  Other                                             200        139        62
                                                   ----      -----      -----
  Total                                             530      1,400      (871)

COGS:
-----

  Materials                                          NA         NA        NA
  Labor                                              NA         NA        NA
  Overhead                                           NA         NA        NA
                                                   ----      -----      -----
  Total                                             265        658      (393)

Gross Margin                                        264        742      (478)

Royalty Income                                        0          0         0

Operating Expenses:
-------------------

  Marketing                                          54         56        (2)
  Sales                                             157        247       (90)
  R&D                                               129        121         8
  Finance/Admin. (1)                                110         89        21
  IT                                                  9         11        (3)
  HR                                                 13          9         4
  Executive                                          56         47         9
                                                   ----      -----      -----
  Total Operating Expenses                          528        579       (52)

Income (Loss) from Operations                      (263)       163      (426)
===============================================================================

Q2 '03 Results and Forecast
                                               Actual        Budget
                                               Jan           Jan
                                               2003          2003        Change
================================================================================

Other Income / Expenses:
------------------------

  Restructuring & Litigation                      $0           $0           $0
  Other                                            6            7           (1)
                                               -----         ----        -----
  Total                                            6            7           (1)

Pre-Tax Income (Loss)                           (258)         169         (427)
Taxes (Benefit)                                  (93)          61         (154)
                                               -----         ----        -----

Net Income                                     ($165)        $108        ($273)

Other:
-----
EBITDA (2)                                     ($228)        $199        ($427)
Capital Expenditures                              NA           NA           NA
================================================================================

(1) Includes depreciation and amortization expenses.

(2) Excluding restructuring, litigation and other income/expenses.

Pro Forma EBITDA

o Due to certain non-recurring expense items incurred in '02 and budgeted for '03 combined with certain cost reductions implemented in '02, a valuation based on EBITDA multiples requires that certain pro forma adjustments be made for the foregoing to derive a normalized EBITDA.

o    Accordingly, we have adjusted EBITDA figures as follows:

                               2002      Q1 '02     Q1 '03       LTM     2003E
                               ----      ------     ------       ---     -----

EBITDA as reported             ($41)      ($54)      $135       $148    $1,491
Adjustments:
  Litigation Expense            600        150         41        491         0
  Inventory Writedown           200         50          0        150         0
  Rent Reduction                167         42        (16)       109       (65)
  Special Committee               0          0         95         95       250
                              -----        ---        ---      -----     -----
                                967        242        120        845       185

Pro Forma EBITDA                926        187        254        993     1,676

Plus: Public Cos. Expense       350         88         88        350       350
                              -----        ---        ---      -----     -----
Adjusted Pro Forma EBITDA     1,276        275        342      1,343     2,026

Book Value as of 12-31-02

o The book value of the operating business of LTI, excluding $4.1 MM of cash and $0.2MM deferred tax benefit, is as follows:

       Assets:                                 Liabilities:
        A/R                         $1.8          Accounts Payable        $0.6
        Inventory                    3.0          Accrued Expenses         0.3
        Prepaid Expense              0.1                                  ----
        PPE                          0.5                                  $0.9
        Intangibles                  1.0
                                    ----
                                    $6.4       Adjusted Book Value (1)    $5.5

       (1) Represents $1.00 per share

o    The total book value of LTI is $9.8 MM or $1.80 per share.

Litigation Update

Asia Optical / Nikon
--------------------

o In the settlement discussion hearing on Dec. 4th, AO increased its settlement offer from $325,000 to $700,000, which was rejected by LTI.

o LTI is seeking $1.6 MM for past due royalties and legal expenses plus 3% royalties going forward.

o A jury trial to be held in Denver is scheduled for April 15th, 2003 and would cost LTI approximately $300,000 in additional legal expenses.

o The Company discovered that the amounts owed for past royalties is approximately 50% of the $1MM originally estimated.

o During the pre-trial hearing on Friday Feb. 21, settlement discussions resumed and LTI is expected to make a counter offer shortly.

Bushnell
--------

o    Bushnell has sued LTI for $350,000 for overcharging for the ASIC chip.

o LTI has sued Bushnell for $1,041,000 for past due royalties on crossover sales and overcharges on certain product purchases.

o Bushnell has indicated it is unwilling to discuss this matter until the ownership of LTI has been resolved.

Value of Williams Offer

o The Williams Group offer of $4.75MM for the assets and liabilities, excluding cash, of the LTI business as a multiple of Adjusted Book Value and Pro Forma EBITDA is as follows:

                  o Adjusted Book Value:                 0.9x
                  o Pro Forma '02 EBITDA:                5.1x
                  o Pro Forma LTM EBITDA:                4.8x
                  o Pro Forma '03 EBITDA:                2.8x

o Excluding the $350,000 cost of being a public company, which the buyer would not incur, the offer represents the following multiple of Adjusted Pro Forma EBITDA:

                  o Adjusted Pro Forma '02 EBITDA:       3.7x
                  o Adjusted Pro Forma LTM EBITDA:       3.5x
                  o Adjusted Pro Forma '03 EBITDA:       2.3x

Value of Public Safety Equipment Offer

o The Public Safety offer to purchase all the outstanding shares for $1.65 per share is equal to $9.1 MM, and excluding the $4.1 MM in cash as of 12-31-02, values the business at $5.0 MM.

o Because the PSE offer is structured to include an offer for the cash, the value being offered when expressed as a multiple of Book Value and EBITDA appears to be higher than that of Williams even though they value the operating business just slightly higher.

o Public Safety's offer as a multiple of LTI's Book Value, and Pro Forma EBITDA is as follows:

                                        Amount            Multiple
                                        ------            --------
     LTI Book Value (12-31-02)          $9,798               0.9x
     Pro Forma '02 EBITDA                  926               9.7x
     Pro Forma LTM EBITDA                  993               9.1x
     Pro Forma '03 EBITDA                1,676               5.4x

Conclusion

o    All three offers value the Company at approximately the same level.

o The offers represents a slight but immaterial discount to the $1.77 per share value that we had targeted in our December presentation as being a level that we would deem to be fair.

o We believe that both the Williams and PSE offers can be increased slightly through further negotiation.

o Both the Williams and PSE offers are attractive in that there is no financing contingency.

o The Richton offer while valuing the business at fair value does not provide shareholders the$1.60- $1.65 in cash today that the other offers provide nor does it guarantee the shareholders that the LTI stock will trade at such levels in the marketplace after such an investment.

o The $1.65 offers represent a 37.5% premium to the 2-21-03 closing stock price of $1.20, and a 50% premium to the original offer of $1.10 per share

o    Other factors to consider in determining next steps:

     -    Timing: Potential AO settlement and impact on offers.

     - Size of Williams Group shareholdings vs. voting percentages required for shareholder approval.

     -    Process: Proceed to Definitive Agreement or Letter of Intent

     -    Form of Transaction:

          o    Sale of assets

               -    With liquidating dividend

               - Dividend substantially all assets but retain small amount of cash and shell

               Sale of stock

                    Merger

                    Tender Offer

                                 Recommendation

o    Tell both parties:

     -    Offers are about the same

     - Company in discussions regarding an AO settlement and that any amount of settlement agreed to during the process will be added to the value of the offer for the benefit of the LTI shareholders

     - Ask them to reconsider increasing their offers and reducing contingencies in order to help the Committee determine whether to proceed with one or both parties until a definitive agreement is executed.

Q1 FY '03 Budget

                                                          Fiscal Year Ended September 30, 2003
                                ------------------------------------------------------------------------------------------
                                     October                November              December             Q1           Q1 '02
                                -----------------      -----------------      -----------------  --------------     ------
                                Actual     Budget      Actual(1)  Budget      Actual     Budget  Actual   Budget    Actual
===========================================================================================================================
Total Revenues                    $821       $920        $514     $1,088          --     $1,056     --    $3,064    $2,466

Cost of Goods Solds                 --        433          --        511          --        496     --     1,440     1,188

Gross Margin                        --        487          --        577          --        559     --     1,624     1,278
  % Margin                                  53.0%                  53.0%                  53.0%            53.0%     51.8%
Royalty and Licensing Income        --          0          --          0          --        222     --       222       222

Operating Expenses:
-------------------

  Marketing                         --         64          --         49          --         42     --       155       142
  Sales                             --        178          --        187          --        185     --       551       570
  Research & Development            --        117          --        117          --        117     --       350       328
  Finance/Admin                     --        101          --         88          --         95     --       284       423
  Information Technology            --         15          --         11          --         11     --        37        41
  Human Resources                   --         11          --          9          --         18     --        38        40
  Executive                         --         73          --        249          --         85     --       408       141
                                               --                    ---                     --              ---       ---
  Total                             --        559          --      710.5          --        552     --     1,822     1,686

Operating Income                    --        (71)         --       (134)         --        229     --        24      (186)

Other Income / Expenses:
------------------------

  Restructuring & Litigation         0          0           0          0           0          0     --         0         0
  Other                              0          7           0          7           0          7     --        20        14
                                     -          -           -          -           -          -               --        --
  Total                              0          7           0          7           0          7     --        20        14

Pre-Tax Income (Loss)               --        (65)         --       (127)         --        235     --        43      (173)

Taxes (Benefit)                     --        (23)         --        (46)         --         85     --        16       (62)

Net Income                          --       ($41)         --       ($81)         --       $151     --       $28     ($111)

Other:
------
EBITDA                              --       ($37)         --      ($100)         --       $263     --      $125      ($54)
Capital Expenditures                --          0          --          0          --          0     --         0        22
===========================================================================================================================

(1) Revenue figure based on shipment data.

Summary Historical Income Statement

                                                            Fiscal Year Ended September 30,
                                ------------------------------------------------------------------------------------------
                                                                               Pro Forma      Q1          Q1
                                    2000       2001       2002         Adj.       2002       2002        2003      2003 B
==========================================================================================================================
Revenues:
---------

  Traffic                         $8,332     $6,957     $7,148          $0      $7,148     $1,653      $1,713     $9,250
  Survey                           3,877      3,294      2,112           0       2,112        547         687      2,447
  Other                              511      1,221      1,318           0       1,318        267         245      1,388
                                     ---      -----      -----           -       -----        ---         ---      -----
  Total                           12,720     11,472     10,577           0      10,577      2,466       2,645     13,086

COGS:
-----

  Materials                        4,777      4,441      4,427        (200)      4,227      1,049          NA      4,737
  Labor                              468        618        416           0         416        107          NA        707
  Overhead                           557        358        407         (84)        323         32          NA        707
                                     ---        ---        ---         ---         ---         --          --        ---
  Total                            5,802      5,416      5,249        (284)      4,965      1,188       1,242      6,150

Gross Margin                       6,918      6,056      5,328         284       5,612      1,278       1,403      6,935

Royalty Income                       959      1,033        998           0         998        222         193        971

Operating Expenses:
-------------------

  Marketing                          730        666        592           0         592        142         115        601
  Sales                            2,670      2,554      2,333         (33)      2,300        570         523      2,591
  R&D                              1,275      1,160      1,353         (50)      1,303        328         300      1,431
  Finance/Admin. (1)               1,692      1,403      1,690        (600)      1,090        423         314      1,074
  IT                                 132        153        157           0         157         41          37        143
  HR                                 160        157        135           0         135         40          41        121
  Executive                          701        677        598           0         598        141         237        882
                                     ---        ---        ---           -         ---        ---         ---        ---
  Total Operating Expenses         7,361      6,770      6,858        (683)      6,175      1,686       1,568      6,842

Income (Loss) from Operations        516        319       (532)        967         435       (186)         28      1,064
==========================================================================================================================

                                                                  Fiscal Year Ended September 30,
                               ---------------------------------------------------------------------------------------
                                                                           Pro Forma      Q1         Q1
                                 2000        2001      2002         Adj.      2002       2002       2003       2003 B
======================================================================================================================
Other Income / Expenses:
------------------------

  Restructuring & Litigation       $0         $0         $0          $0         $0         $0          $0         $0
  Other                            59        203         54           0          0         14          11         78
                                   --        ---         --           -          -         --          --         --
  Total                            59        203         54           0       54.4         14          11         78

Pre-Tax Income (Loss)             575        523       (478)        967        489       (173)         39      1,142
Taxes (Benefit)                   234        114       (172)        348        176        (62)         14        411
                                  ---        ---       ----         ---        ---        ---          --        ---


Net Income                       $341       $409      ($306)       $619       $313      ($111)        $25       $731

Other:
------
EBITDA (2)                     $1,079       $876       ($41)       $967       $926        (54)        135     $1,491
Capital Expenditures              196        190        143           0        143         22          28        549
======================================================================================================================

(1) Includes depreciation and amortization expenses.
(2) Excluding restructuring, litigation and other income/expenses.